Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Koffee Korner, Inc.:

We hereby consent to the use in the amendment #2 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated May 24, 2012, relating to the consolidated balance sheets of Koffee Korner, Inc., (the “Company”) as of March 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

August 10, 2012